As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-250183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4
under
THE SECURITIES ACT OF 1933

CONOCOPHILLIPS

(Exact name of registrant as specified in its charter)

Delaware	01-0562944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

925 N. Eldridge Parkway, Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

Concho Resources Inc. 2019 Stock Incentive Plan

Concho Resources Inc. 2015 Stock Incentive Plan

(Full title of the Plans)

Kelly B. Rose

Senior Vice President, Legal and General Counsel

ConocoPhillips

925 N. Eldridge Parkway

Houston, Texas 77079

(281) 293-1000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	702,229 (3)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of ConocoPhillips (the “Company”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Company’s original registration statement on Form S-4 (File No. 333-250183) filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on December 7, 2020, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)	Represents 702,229 shares of Common Stock issuable pursuant to the Concho Resources Inc. 2019 Stock Incentive Plan (the “2019 Plan”) and Concho Resources Inc. 2015 Stock Incentive Plan (the “2015 Plan”).

EXPLANATORY NOTE

The Company hereby amends its original registration statement on Form S-4 (File No. 333-250183) filed with the Commission on November 18, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on December 7, 2020 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on December 10, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 18, 2020 (the “Merger Agreement”) among the Company, Falcon Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of the Company, and Concho Resources Inc. (“Concho”), pursuant to which, effective as of January 15, 2021, Merger Sub merged with and into Concho (the “Merger”), and Concho continued as the surviving corporation and a wholly owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of Concho common stock, par value $0.001, was converted automatically into 1.46 shares (the “Exchange Ratio”) of Common Stock (the “Merger Consideration”).

Pursuant to the terms of the Merger Agreement: (1) each outstanding award of restricted common stock of Concho (other than those awards that fully vested by their terms at the effective time of the Merger) was converted into an award in respect of a number of shares of restricted common stock of ConocoPhillips equal to the product of the number of shares of common stock of Concho subject to the award multiplied by the Exchange Ratio and rounded to the nearest whole share; (2) each outstanding award of restricted common stock of Concho that fully vested by its terms at the effective time of the Merger was converted into the right to receive the Merger Consideration in respect of each share subject to the award; (3) each outstanding award of performance units (other than any such award granted after October 18, 2020) vested (applicable performance goals were deemed satisfied at 200% of target (which is two-thirds of maximum performance) for active employees and any former employee who, as of the effective time of the merger, serves on the Concho board, and based on actual performance for former employees) and was converted into the right to receive an amount in cash equal to the value of the Merger Consideration in respect of each share subject to the award; and (4) each outstanding award of performance units granted following the execution of the Merger Agreement was converted into a time-vesting award in respect of a number of shares of restricted common stock of the Company equal to the product of the target number of shares of common stock of Concho subject to the award multiplied by the Exchange Ratio and rounded to the nearest whole share.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 702,229 shares of the Common Stock issuable pursuant to the 2019 Plan or the 2015 Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

Part I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 18, 2020;

•	the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 (filed with the Commission on May 5, 2020, August 4, 2020 and November 3, 2020, respectively);

•	the Company's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 12, 2020 (filed with the Commission on March 30, 2020);

•	the Company’s Current Reports on Form 8-K filed with the Commission on March 4, 2020, May 14, 2020, May 20, 2020, September 8, 2020, October 19, 2020, November 16, 2020, December 3, 2020 and January 5, 2021; and

•	any description of shares of ConocoPhillips common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Shannon B. Kinney, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary of the Company. Ms. Kinney is regularly employed by ConocoPhillips, participates in various employee benefit plans of ConocoPhillips under which she may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The ConocoPhillips certificate of incorporation provides that, to the fullest extent of Delaware law, no ConocoPhillips director shall be liable to ConocoPhillips or ConocoPhillips stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the ConocoPhillips certificate of incorporation or the ConocoPhillips bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

The ConocoPhillips bylaws provide for the indemnification and advancement of expenses of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ConocoPhillips or is or was a director or officer of ConocoPhillips serving as an officer, director, employee or agent of any other enterprise at the request of ConocoPhillips to the fullest extent permitted under applicable law. ConocoPhillips will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the ConocoPhillips board.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of ConocoPhillips, dated May 14, 2008 (incorporated by reference herein to Exhibit 3.1 to ConocoPhillips' Quarterly Report on Form 10-Q filed with the SEC on July 30, 2008, File No. 001-32395).

3.2	Amended and Restated By-Laws of ConocoPhillips, dated October 9, 2015 (incorporated by reference herein to Exhibit 3.1 to ConocoPhillips' Current Report on Form 8-K filed with the SEC on October 13, 2015, File No. 001-32395).

5.1	Opinion of Shannon B. Kinney, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary.*

10.1	Concho 2019 Stock Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Concho’s Current Report on Form 8-K filed with the SEC on May 17, 2019; File No. 001-33615).

10.2	Concho 2015 Stock Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Concho’s Current Report on Form 8-K filed with the SEC on June 5, 2015; File No. 001-33615).

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of DeGolyer and MacNaughton.*

23.3	Consent of Shannon B. Kinney (included in Exhibit 5.1).*

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 of ConocoPhillips’ Registration Statement on Form S-4, filed with the Commission on November 18, 2020 (File No. 333-250183)).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 15, 2021.

CONOCOPHILLIPS

By:	/s/ Kelly B. Rose
	Name:	Kelly B. Rose
	Title:	Senior Vice President, Legal and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 15th day of January, 2021.

Signature	Title

/s/ Ryan M. Lance	Chairman and Chief Executive Officer (Principal Executive Officer)
Ryan M. Lance

/s/ William L. Bullock, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
William L. Bullock, Jr.

/s/ Catherine A. Brooks	Vice President and Controller (Principal Accounting Officer)
Catherine A. Brooks

*	Director
Charles E. Bunch

*	Director
Caroline Maury Devine

*	Director
John V. Faraci

*	Director
Jody Freeman

*	Director
Gay Huey Evans OBE

*	Director
Jeffrey A. Joerres

*	Director
William H. McRaven

*	Director
Sharmila Mulligan

*	Director
Eric D. Mullins

*	Director
Arjun N. Murti

*	Director
Robert A. Niblock

*	Director
David T. Seaton

*	Director
R.A. Walker

* Shannon B. Kinney, by signing her name hereto, does hereby sign this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Commission.

By:	/s/ Shannon B. Kinney
Shannon B. Kinney,
Deputy General Counsel, Chief Compliance Officer and Corporate Secretary, as Attorney-in-Fact